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CODE OF ETHICS

Effective: May 26, 2016

I.                                        POLICY STATEMENT

This Code of Ethics is designed to ensure that personal trading and other business activities of employees are conducted in a manner consistent with applicable laws and regulations.

II.                                   DEFINITIONS

“1933 ACT” means the Securities Act of 1933, as amended, and the rules and regulations adopted thereunder.

“1940 ACT” means the Investment Company Act of 1940, as amended, and the rules and regulations adopted thereunder.

“ADVISERS ACT” means the Investment Advisers Act of 1940, as amended, and the rules and regulations adopted thereunder.

“ADVISORY CLIENTS” means the entities, individuals or accounts to which OFI (as defined below) provides investment advisory services pursuant to an investment management agreement.

“APPROVED LIST” means the list of financial firms or institutions with which Personal Accounts are permitted to be maintained.

“BENEFICIAL INTEREST” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to share at any time in any economic interest or profit derived from an ownership of or a transaction in a Security (as defined below).

An Employee (as defined below) is deemed to have a Beneficial Interest in the following:

•                  Any Security held in an account registered in the name of the Employee;

•                  Any Security held in an account registered in the name of the Employee jointly with others (e.g., joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations);

•                  Any Security held in an account registered in the name of a Family Member (as defined below) or Domestic Partner (as defined below);

•                  Any Security held in an account registered in the name of the Employee’s Family Member, Domestic Partner, friend or any other third-party (i) for which the Employee

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

acts as trustee, executor, or guardian or provides investment or any other advice; or (ii) over which the Employee has any form of discretion or authority;

•                  Any interest(s) held by the Employee in a general or limited partnership or limited liability company; or

•                  Any interest (or that of a Family Member) as a member of an organization that is formed for the purpose of investing a pool of money in Securities (e.g., an investment club).

Employees do not have a Beneficial Interest in Securities held by a corporation, partnership, limited liability company or other entity in which an Employee holds an interest, unless the Employee is a controlling equity holder or has or shares any form of discretion or authority over the Securities held by the entity.

Employees may not exercise investment discretion over accounts in which they have no Beneficial Interest unless approved by the Compliance Department. Employees must receive written approval from the Compliance Department: (i) upon assuming power of attorney related to financial or investment matters for any person or entity; or (ii) before accepting a position in an organization that requires an Employee to exercise discretion or manage that organization’s investment accounts.

Employees shall contact the Compliance Department when they are not sure if they are deemed to have a Beneficial Interest in a Security.

“CODE” means this Code of Ethics.

“DISCRETIONARY MANAGED ACCOUNT” means a Personal Account (as defined below) for which an Employee has completely relinquished  decision-making authority to a professional money manager (who is not a Family Member or not otherwise covered by this Code), and over which the Employee has no direct or indirect influence or control. Such Discretionary Managed Accounts are often referred to as “professionally managed,” “controlled” or “managed” accounts.

“DOMESTIC PARTNER” means an individual, at least 18 years of age, with whom an Employee (as defined below):  (i) resides with as if married and intends to do so indefinitely; (ii) lives with as a domestic partner for 12 consecutive months; (iii) shares financial responsibilities and expenses; and (iv) is not related any closer than would make the marriage illegal.

“EMPLOYEE” means any person who is an employee of OFI (as defined below) or a “supervised person” of an adviser as defined in the Advisers Act.  All Employees are considered Access Persons as that term is defined in Rule 17j-1 under the 1940 Act.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

A director of OFI having no other executive responsibilities or engagement in OFI’s day-to-day activities beyond the scope of his or her directorship and who does not make, participate in or obtain information regarding the purchase or sale of any Fund’s portfolio securities  as part of his or her service as a director, is not considered an Employee. The Compliance Department, in its sole discretion, may determine whether any person should be designated as an Employee or exempted from the definition of Employee for the purposes of the Code.

“EXCHANGE ACT” means the Securities Exchange Act of 1934, as amended, and the rules and regulations adopted thereunder.

“FAMILY MEMBER” means an Employee’s spouse, minor children and other members of his or her family (including, but not limited to children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share the Employee’s household.

Employees shall contact the Compliance Department if they believe that a Family Member should be exempted from the provisions of this Code.

“INDEPENDENT DIRECTOR” means any director or trustee of an Oppenheimer Fund (as defined below) who is not an “interested person” (as defined in Section 2(a)(19) of the 1940 Act) of the Fund.  An Independent Director is not considered an Employee or Investment Person.

“INITIAL PUBLIC OFFERING” means an offering of securities registered under the 1933 Act, the issuer of which immediately before the registration was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange or foreign regulatory equivalents thereof.

“INVESTMENT PERSON” means an Employee who is also: (i) a portfolio manager; (ii) a securities analyst or trader who provides information and advice to a portfolio manager or who helps execute a portfolio manager’s investment decisions; (iii) any other person who, in connection with his or her duties, makes or participates in making recommendations regarding an Advisory Client’s purchase or sale of securities; or (iv) any Employee who works directly with a Portfolio Manager or in the same department as the Portfolio Manager and is likely to be exposed to sensitive information relating to the accounts for which that Portfolio Manager has responsibility.

In addition to the above definitions, an Employee is an “Investment Person” if the Employee has been notified in writing by the Compliance Department that the Employee has been designated as an “Investment Person” due to the nature of the Employee’s duties and functions.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

“MANAGEMENT PERSON” means an Employee who is a member, as may be determined from time to time, of OFI’s (as defined below) Senior Leadership Team, Valuation Committee,  Investment Risk Management Committee or Product Review Committee.

In addition to the above definition, an Employee is a Management Person if the Employee has been notified in writing by the Compliance Department that he or she has been designated as such due to the nature of his or her duties and functions.

“MNPI” means material, nonpublic information.

“OPPENHEIMER FUND” or “FUND” means an investment company registered under the 1940 Act sponsored and advised by OFI.

“OFI”” means OppenheimerFunds, Inc., an investment adviser registered with the SEC, and its subsidiaries.

“PERSONAL ACCOUNT” means any account in which Securities may be held that is owned by, or in the name of, an Employee, an Employee’s Domestic Partner or Family Member or any such account in which an Employee, an Employee’s Domestic Partner or Family Member has a Beneficial Interest or over which an Employee, an Employee’s Domestic Partner or Family Member may exercise investment discretion.

“PRIVATE PLACEMENT” means an offering of securities that is exempt from registration pursuant to Section 4(2) or Section 4(6) of the 1933 Act or pursuant to Rules 504, 505 or 506 under the 1933 Act.

“PTA” means FIS Protegent PTA, a third-party web based application that allows Employees to report and update certain information, as required under this Code, including brokerage accounts and security holdings. OFI uses PTA for Employee reporting and pre-clearance requests made pursuant to the Code.

“RESTRICTED LIST” means the list of issuers for which Employees may be in possession of MNPI.  As a result of possessing such MNPI, trading in the issuer is restricted or prohibited.

“SECURITY” means, except as noted below, generally any investment, instrument, asset or holding, whether publicly or privately traded, any exchange traded fund (“ETF”), any exchange traded note or any closed-end fund and any option, future, forward contract, listed depositary receipts (e.g., American Depositary Receipts, American Depositary Shares, Global Depositary Receipts) or other obligation involving securities, a commodity, or an index thereof, including an instrument whose value is derived or based on any of the above (“derivative”). A Security also

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

includes any instrument that is convertible or exchangeable into a security or which confers a right to purchase a security.

For purposes of the pre-clearance and disclosure of Personal Account requirements applicable to Management Persons, the term “Security” specifically includes shares of any Oppenheimer Fund or Sub-advised Fund; for Investment Persons, the term “Security” specifically includes shares of any Oppenheimer Fund or Sub-advised Fund for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

The term “Security” does not include:

•                  Shares of a registered open-end investment company, shares of a money market fund that holds itself out as a money market fund under Rule 2a-7 of the 1940 Act, or shares of a unit investment trust that invests exclusively in registered open-end investment companies;

•                  Securities issued by the U.S. government, its agencies, instrumentalities and government-sponsored enterprises;

•                  Bankers’ acceptances, bank certificates of deposit, commercial paper, short-term debt instruments (including repurchase agreements) provided such debt instruments have a maturity at the date of issuance of less than 366 days;

•                  Insurance contracts, including life insurance or annuity contracts;

•                  Direct investments in real estate, private business franchises or similar ventures; or

•                  Physical commodities (including foreign currencies).

“SECURITY HELD OR TO BE ACQUIRED” means any Security that, within the most recent 15 calendar days: (i) is or has been held by an Advisory Client; or (ii) is being considered by OFI for purchase on behalf of an Advisory Client.  The term also includes an option to purchase or sell, and any security convertible into or exchangeable for, a Security.

“SUB-ADVISED FUND” means an investment company registered under the 1940 Act for which OFI serves as a sub-adviser.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

III.                              STANDARDS OF BUSINESS CONDUCT

Although the Code is intended to provide guidance as to whether certain actions or practices are permissible, it does not cover every conflict Employees may face. OFI also maintains other compliance policies and procedures that may be directly applicable to each Employee’s specific responsibilities and duties. These policies are available to Employees through OFI’s internal website and include, but are not limited to the following:

•                  Code of Conduct;

•                  Gift & Entertainment Policy;

•                  Statement of Policy and Procedures of OppenheimerFunds, Inc. Designed to Detect and Prevent Insider Trading;

•                  Whistleblower Policy;

•                  Portfolio Holdings Disclosure Policy; and

•                  Outside Business Activities Policy.

The interests of Advisory Clients must always come first.  Accordingly, Employees must comply with the following general standards of business conduct:

(a)                                 Compliance with Laws and Regulations. All Employees must comply with all U.S., foreign, state and local laws, rules and regulations applicable to OFI’s business or operations, including, but not limited to, U.S. federal securities laws. An Employee is not permitted, in connection with the purchase or sale, directly or indirectly, of a Security Held or to Be Acquired by an Advisory Client to:

•                  employ any device, scheme or artifice to defraud such Advisory Client;

•                  make to such Advisory Client any untrue statement of a material fact or omit to state to such Advisory Client a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•                  engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such Advisory Client; and

•                  engage in any act, practice or course of business that operates or would operate as a fraud or deceit on such Advisory Client.

(b)                           Conflicts of Interest.  OFI, as an investment adviser, and its Employees have a fiduciary duty to act in the best interests of Advisory Clients.  In order to comply with this duty, Employees must avoid conflicts of interest and disclose material facts concerning any potential conflict that may arise. Conflicts of interest may arise when OFI or its Employees favor its or their own interests or the interests of one Advisory Client over

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

another or an Employee favors the interests of their Family Members or OFI over the interests of Advisory Clients. Such favoritism is expressly prohibited and constitutes a breach of fiduciary duties. Any Employee who becomes aware of a potential conflict of interest must promptly bring the matter to the attention of the Legal Department or the Compliance Department.

(c)                                  Competing with Client Trades.  Employees are prohibited from profiting personally by using knowledge about contemplated or pending securities transactions or securities transactions currently under consideration for Advisory Clients. Accordingly, an Employee may not purchase or sell a Security for his or her Personal Account when in possession of knowledge that an order to buy or sell the same Security has been made for an Advisory Client or is being considered for an Advisory Client.

(d)                                 Confidentiality.   All information concerning (i) Securities being considered for purchase or sale on behalf of any Advisory Client; and (ii) Securities being held in the accounts of Advisory Clients is considered proprietary and confidential business information. With respect to the Oppenheimer Funds, such information may only be disclosed in accordance with the Portfolio Holdings Disclosure Policy.

(e)                                  Insider Trading.  Employees are prohibited from trading, either personally or on behalf of others, in any Security while in possession of MNPI concerning that Security.  MNPI not only relates to an issuer’s securities but also includes the recommendations of OFI and portfolio holdings and transactions involving an Advisory Client. Accordingly, an Employee is prohibited from purchasing or selling shares of an Oppenheimer Fund based on MNPI that he or she may possess concerning such Fund or a Security it holds.  Employees are also prohibited from communicating MNPI to others in violation of federal or state law and OFI’s and the Employee’s fiduciary duty to Advisory Clients.   Employees must immediately notify the Legal Department or Compliance Departments if he or she has, may have or expects to receive MNPI concerning any Security.  Employees must not: (i) disclose the information to anyone, except members of the Legal Department or Compliance Department; (ii) purchase or sell the Securities that are the subject of; or (iii) recommend that others purchase or sell the Securities to which the information relates.

(f)                                   Restrictions on Outside Business Activities.  Employees are subject to the Outside Business Activities Policy which prohibits them from engaging in any organized or business activity (with or without compensation) outside the firm, unless they obtain prior approval from the Compliance Department.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

IV.                               ESTABLISHING A PERSONAL ACCOUNT

Employees, their Domestic Partners and their Family Members may only maintain Personal Accounts with financial firms or institutions on the Approved List, which is maintained by the Compliance Department and available to Employees on the OFI internal website. Employees must enter new Personal Accounts into PTA no later than 15 calendar days after the Personal Account is opened. Employees must obtain approval from the Compliance Department prior to opening a Personal Account with a financial firm or institution that is not on the Approved List.

In addition to the above, Management Persons must enter into PTA any Personal Accounts that hold shares of any Oppenheimer Fund or Sub-advised Fund, even if the Personal Account might otherwise be exempt from reporting. Investment Persons must record in PTA any Personal Accounts that hold shares of any Oppenheimer Fund or Sub-advised Fund with respect to any Funds for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

Employees with Discretionary Managed Accounts must provide a copy of the managed account agreement entered into with the applicable financial firm or institution.

V.            TRADING IN A PERSONAL ACCOUNT

(a)                                 Pre-Clearance. Except as noted below, Employees must pre-clear all Securities transactions made in Personal Accounts through PTA. Upon completion of certain reviews, which may include, among other things, the Security’s market capitalization, Employees will be promptly notified by the Compliance Department with a determination regarding the trade request. Employees may not execute a trade in a Personal Account until they are notified by the Compliance Department that the trade has been approved.  Such approval remains in effect until the business day after it is granted, unless otherwise specified by the Compliance Department. Any trades not executed by the end of the business day after approval is granted must be re-submitted for approval.

The following transactions are exempt from the pre-clearance requirement:

•                  Purchases or sales of Securities effected in a Discretionary Managed Account;

•                  Purchases or sales of shares of any Oppenheimer Fund (see below for pre-clearance requirements applicable to Investment Persons and Management Persons);

•                  Purchases or sales of shares of an ETF; and

•                  Purchases or sales of Securities in a Personal Account that are made involuntarily, such as:

Ο                   Securities received pursuant to a dividend reinvestment plan;

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

Ο                   Securities issued as part of employment compensation;

Ο                   Securities received pursuant to issuer distributions due to stock split or exercise of rights acquired as part of a pro rata distribution to all holders; or

Ο                   Securities acquired or sold pursuant to an automatic investment program in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

(b)                                 Short-Term Trading.  Employees are prohibited from selling any Security (including selling any ETF) within any period of sixty (60) calendar days following the purchase of that Security, unless the Security will be sold at a loss and the sale has been approved by the Compliance Department or is subject to the exemptions listed below. This prohibition includes the writing of covered calls that are exercised, causing the underlying Security to be called away within sixty (60) calendar days following the purchase of the underlying Security. See Section VI: “Additional Restrictions and Prohibitions — Futures and Options.” The 60-day holding period is calculated using a “last-in, first-out” methodology.

The following transactions are exempt from the short-term trading requirement:

•                  Sales of Securities effected in a Discretionary Managed Account; and

•                  Sales of Securities in a Personal Account that are made involuntarily, such as those pursuant to an automatic withdrawal program.

With respect to purchases and sales of Oppenheimer Funds, Employees must comply with the provisions of the short-term trading restrictions as set forth in the applicable Oppenheimer Fund prospectus.

(c)                                  Trading Provisions Specific to Investment Persons.  In addition to the pre-clearance and short-term trading requirements listed above, Investment Persons are subject to the following:

•                  Investment Persons are required to pre-clear purchases and sales of Oppenheimer Funds and Sub-advised Funds for which the Investment Person serves in the capacity, or perform the functions, that warrant him or her to be identified as an Investment Person.

•                  Investment Persons, including Management Persons who are also Investment Persons, may not purchase or sell any Security for their Personal Accounts within seven calendar days before or seven calendar days after (not including the day of the trade) the same Security is purchased or sold for the account of an Advisory Client for whom such Investment Person serves in the capacity, or performs the

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

function, that warrant him or her to be identified as an Investment Person. However, this prohibition does not apply to purchases and sales of a Security that comply with certain specifications (e.g., large market capitalization) as may be determined from time to time by the Code of Ethics Oversight Committee.

•                  Transactions in Securities by Investment Persons, including Management Persons who are also Investment Persons, may be subject to review by the Code of Ethics Oversight Committee if an Investment Person obtained approval for a purchase or sale of a Security in a Personal Account, and a purchase or sale in the same Security for an Advisory Client for which that Investment Person acts as an Investment Person, is effected within seven calendar days following the Investment Person’s transaction. Such transactions may be subject to a price adjustment and/or the disgorgement of profits.

(d)                                 Trading Provisions Specific to Management Persons.  In addition to the pre-clearance and short-term trading requirements listed above, Management Persons are required to pre-clear purchases and sales of all Oppenheimer Funds and Sub-advised Funds.

VI.                                     ADDITIONAL RESTRICTIONS AND PROHIBITIONS FOR TRADING IN PERSONAL ACCOUNTS

Trading in Personal Accounts is also subject to the following restrictions:

(a)                                 Excessive Trading:  Employees may not engage in personal trading that is excessive or that compromises OFI’s fiduciary duty to its Advisory Clients. The Code of Ethics Oversight Committee, in its discretion, will determine what constitutes excessive personal trading activity.

(b)                                 Futures and Options: Employees may not purchase or sell options or futures contracts (both over-the-counter and exchange traded) on physical commodities. An Employee may write a call or purchase a put, as long as the Employee owns the underlying security.

For the avoidance of doubt, the 60 day short term trading restrictions set forth in “Trading in a Personal Account - Short Term Trading” apply to any derivatives strategy effected in Personal Accounts.

(c)                                  Initial Public Offerings and Secondary Offerings: Employees may not purchase securities in an Initial Public Offering or secondary offering.

(d)                                 Investments in Private Placements, Hedge Funds, Private Funds, and Limited Partnerships:  Employees must obtain approval from the Compliance Department prior to investing in a Private Placement, hedge fund, private fund or other limited investment

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

offering. Employees must provide documentation describing the investment (e.g., offering memorandum, subscription documents) so as to enable the Compliance Department to conduct an appropriate review of the investment.

(e)                                  Investment Clubs: Employees are prohibited from direct or indirect participation in investment clubs in which the Employee would have a Beneficial Interest.

(f)                                   Restricted Securities: Employees may not purchase or sell the Securities of any issuer that is on the Restricted List, as maintained by the Compliance Department.

(g)                                  Short Selling: Employees are prohibited from selling a Security short. This prohibition includes option strategies designed to achieve the same result.

VII.         REPORTING REQUIREMENTS AND CERTIFICATIONS

(a)                                 Initial Reports: Within the first ten days of employment, Employees are required to certify in PTA that they: (i) have received and read the Code; and (ii) understand that they are subject to the requirements of the Code.  Additionally, Employees who maintain Personal Accounts shall provide the Compliance Department with an initial holdings form and a personal securities account form disclosing information that is not more than 45 days old (from the date the Employee became an Employee).  The information entered in PTA must include:

•                  Name(s) in which each Personal Account is registered and the date on which the Personal Account was established;

•                  Title and type of Security, number of shares, principal amount, interest rate and maturity (as applicable) of each Security held in the Personal Accounts; and

•                  Name of the financial firm or institution with which the Personal Account is maintained.

(b)                                 Quarterly Reports:  Within 30 days after the end of each calendar quarter, Employees are required to certify that all transactions effected in Securities during the quarter in Personal Account(s) have been recorded accurately in PTA.

Involuntary purchases or sales of Securities in a Personal Account are exempt from the Quarterly Reports requirement. These include:

•                  Securities received pursuant to a dividend reinvestment plan;

•                  Securities issued as part of employment compensation;

•                  Securities received pursuant to issuer distributions due to a stock split or exercise

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

of rights acquired as part of a pro rata distribution to all holders; and

•                  Securities purchased (or sold) through automatic investment programs in which regular purchases (or withdrawals) are made according to a predetermined schedule and allocation.

(c)                                  Annual Reports: At least annually, Employees must to certify that: (i) they have received, read and understand the Code; (ii) they are subject to the requirements of the Code; and (iii) they have complied with the requirements of the Code and understand their violations (if applicable) of the Code. Additionally, Employees must certify that the following information is recorded accurately in PTA:

•                  Name(s) in which Personal Accounts are registered and the date on which each Personal Account was established;

•                  Title and type of Security, number of shares, principal amount, interest rate and maturity (as applicable) of each Security held in Personal Accounts; and

•                  Name of the financial firm or institution with which each Personal Account is maintained.

VIII.       INDEPENDENT DIRECTORS

An Independent Director of an Oppenheimer Fund or board of any other pooled investment vehicle adopting this Code is required to report only those transactions in his or her Personal Account in a Security (excluding, for purposes of this paragraph, open-end Oppenheimer Funds) that at the time such Independent Director knew, or in the ordinary course of fulfilling his or her duties would have had reason to know, was purchased or sold or was being considered for purchase or sale by an Oppenheimer Fund during the 15 calendar day period immediately before or after the date of the Independent Director’s transaction. No report will be required for any quarter in which an Independent Director has only exempt transactions to report.

Sanctions for any violation of the Code by an Independent Director of an Oppenheimer Fund will be determined by a majority vote of other Independent Directors of such Fund, as applicable.

IX.          ADMINISTRATION OF THE CODE OF ETHICS

The Code of Ethics Oversight Committee is responsible for the oversight and administration of the Code.

All violations of the Code are reported to OFI’s Chief Compliance Officer.  Reports of violations of the Code, including the sanction imposed, are provided to the Board of Directors of the Oppenheimer Funds, on a quarterly basis.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.

No less frequently than annually, a report will be provided to the Board of Directors of each Oppenheimer Fund that describes any issues arising under the Code, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and a certification that each Oppenheimer Fund and OFI have each adopted procedures reasonably necessary to prevent Employees from violating the Code.

X.            PENALTIES AND SANCTIONS

Any violations and potential violations of the Code are investigated by the Compliance Department, or, if necessary, the Code of Ethics Oversight Committee. If a determination is made that a violation has occurred, a sanction may be imposed.  Sanctions may include, but are not limited to, one or more of the following: a warning letter, profit disgorgement, personal trading ban, negative adjustment to compensation, termination of employment or referral to civil or criminal authorities or any other sanction as may be determined by the Code of Ethics Oversight Committee.

OFI reserves the right to take any legal action it deems appropriate against Employees who violate any provision of this Code and to seek to hold Employees liable for any and all damages (including, but not limited to, all costs and attorney fees) that OFI may incur as a direct or indirect result of any such Employee’s violation of this Code or related law or regulation.

XI.          RECORDKEEPING

Records are retained in accordance with applicable legal and regulatory requirements and OFI’s internal policies and procedures.

XII.        AMENDMENTS

Any material changes to the Code must be approved by the board of directors of each entity adopting the Code, and by the board of directors of each Oppenheimer Fund, including a majority of the Independent Directors or Trustees.  Approval of any material change to this Code by the board of directors or trustees of the Oppenheimer Funds must be obtained within six months after the change has been adopted by OFI.

This policy is proprietary and may not be distributed to, or shared with, any third parties, unless required by applicable law or approved by the OFI Compliance Department.  Please direct all questions regarding OFI policies and procedures to the OFI Compliance Department at ML-Policy and Procedure.